Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CHARTER

OF

AMSURG CORP.

            Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is AmSurg Corp.

2. The text of the amendment adopted is:

            The text of Article 9 shall be replaced with the following:

            “All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors consisting of not less than three nor more than twelve directors, the exact number of Directors to be determined in the manner provided in the Bylaws of the Corporation.  The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board of Directors. Each class of Directors shall be elected for a three-year term.  If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any Director who tenders his or her resignation shall not participate in any deliberations by the Board of Directors, or any committee thereof, relating to such Director’s tendered resignation.

            A person nominated for election as a Director shall be elected by the affirmative vote of a majority of the votes cast for the Director nominee in person or by proxy at a meeting for the election of Director at which a quorum is present; provided that, (i) if the number of nominees to be considered at the meeting exceeds the number of Directors to be elected, or (ii) if a shareholder has provided the Corporation notice of a nominee for Director in accordance with the advance notice provisions of the Corporation’s Bylaws and such nomination has not been withdrawn by the day before the mailing commenced with respect to the Corporation’s proxy statement (if any) for the meeting at which the nomination would be considered, the Directors shall be elected by a plurality of the votes cast in person or by proxy at the meeting at which a quorum is present. For purposes of this Article 9, a majority of the votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” or “withheld” with respect to the nominee; abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote.

            A Director may be removed from office but only for "cause" by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of Directors, considered for this purpose as one class. "Cause" shall be defined for purposes of this Article 9 as (i) a felony conviction of a Director or the failure of a Director to contest prosecution for a felony; (ii) conviction of a crime involving moral turpitude; or (iii) willful and continued misconduct or gross negligence by a Director in the performance of his duties as a director.

            Notwithstanding any other provisions of this Charter, the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of Directors shall be required to amend, alter, change or repeal, or to adopt any provisions as part of this Charter or as part of the Corporation's Bylaws inconsistent with the purpose and intent of this Article 9.”

 3. The amendment was duly adopted on May 17, 2012 by the shareholders of the corporation.

AMSURG CORP.

Date: May 21, 2012

	By:	/s/ Claire M. Gulmi
Claire M. Gulmi

Executive Vice President and
Chief Financial Officer